Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-199960) pertaining to the 2014 Equity Incentive Plan and the 2010 Equity Incentive Plan of Syneos Health, Inc.;

(2)	Registration Statement (Form S-8 No. 333-212154), pertaining to the 2016 Employee Stock Purchase Plan and the 2014 Equity Incentive Plan of Syneos Health, Inc.;

(3)	Registration Statement (Form S-8 No. 333-219607), pertaining to the Double Eagle Parent, Inc. 2016 Omnibus Equity Incentive Plan of Syneos Health, Inc.; and

(4)	Registration Statement (Form S-3ASR No. 333-208286) of Syneos Health, Inc.;

of our report dated February 24, 2016, except for the effects of the operating segments changes discussed in Note 1 and Note 14 and the changes to the net service revenues by geographic location as discussed in Note 15 as to which the date is February 28, 2018, with respect to the consolidated financial statements of Syneos Health Inc. (formerly INC Research Holdings, Inc.) as of and for the year ended December 31, 2015 included in the Annual Report (Form 10-K) of Syneos Health Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Raleigh, North Carolina
February 28, 2018